Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
612-350-1791

Arctic Cat Reports Fiscal 2017 Second Quarter Results

Second quarter net sales totaled $164.6 million;

Net loss $0.98 per share;

Continued progress made on strategies to reposition company, including signing two strategic partnerships;

Commitment letter signed to extend and increase revolving bank agreement to

$130 million year round to support future growth initiatives;

Company lowers fiscal 2017 revenue and EPS outlook on weaker powersports market,

increased promotional costs and unfavorable product mix

MINNEAPOLIS, November 9, 2016 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $12.8 million, or $0.98 per share, on net sales of $164.6 million for the fiscal 2017 second quarter ended September 30, 2016. Arctic Cat® recorded a special item totaling $1.4 million after tax, or $0.10 per share, for a product liability settlement in the fiscal 2017 second quarter. In the prior-year quarter, Arctic Cat reported net earnings of $11.2 million, or $0.85 per diluted share, on net sales of $211.2 million.

Christopher Metz, Arctic Cat’s president and chief executive officer, stated: “We expected that Arctic Cat’s second quarter would be challenging, as we continued to implement our turnaround strategies. However, we encountered a softer than anticipated powersports market in the quarter, with Arctic Cat’s and the overall industry’s sales down. We are disappointed in the company’s second-quarter results, which were impacted by lower sales volumes, unfavorable product mix and a heightened promotional environment.”

Commenting further, Metz said: “We made further progress on implementing our strategic growth initiatives in the fiscal 2017 second quarter. We recently signed two strategic partnerships – one during the fiscal 2017 second quarter and the other after quarter end – that we anticipate will contribute meaningfully to Arctic Cat’s future revenues in fiscal 2018 and beyond. We continue to expect reporting stronger financial results in the second half of this fiscal year, driven by planned new product launches and an improved product mix.”

The company’s strategies to reinvigorate growth include: pursuing strategic partnerships; ramping up end-user focused new products; creating a brand marketing powerhouse; and improving Arctic Cat’s dealer network.

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Operating Review

Arctic Cat’s fiscal 2017 second quarter net sales were down 22.0 percent to $164.6 million versus $211.2 million in the prior-year quarter. Foreign currency exchange had minimal impact on net sales in the quarter.

Gross profit and gross profit margin in the 2017 second quarter were approximately $13.5 million and 8.2 percent, respectively, compared to approximately $43.9 million and 20.8 percent, respectively, in the prior-year quarter. Contributing to the year-over-year decrease in gross profit were: lower sales volumes; unfavorable product mix, primarily driven by an increase in lower margin snowmobile sales to our OEM partner; increased sales incentives as a result of a highly promotional retail environment; and unfavorable foreign currency exchange impact on engine purchases.

Operating expenses in the fiscal 2017 second quarter were approximately $32.6 million compared to $25.3 million in the year-ago quarter. The year-over-year increase was chiefly attributable to unfavorable impact from our foreign currency hedging activities of $3.9 million, a $2.2 million product liability settlement, and increased research and development costs associated with investments in new end-user focused products as part of our new product roadmap. Operating loss in the 2017 second quarter was $19.1 million versus an operating profit of $18.7 million in the same quarter last year.

Arctic Cat ended the 2017 second quarter with cash and cash equivalents totaling $9.2 million at September 30, 2016, compared to $10.7 million a year ago. The company expects to generate significant cash from operating activities in the second half of the fiscal year, as the company ships new products and reduces inventories. By the end of fiscal 2017, the company anticipates reducing inventory by up to $55 million and lowering long-term debt by $25 million to $50 million. The company continues to make investments in the business to lay the foundation for future growth and to improve efficiency.

For the six months ended September 30, 2016, Arctic Cat’s net loss was $23.3 million, or $1.79 per share, compared to net earnings of $10.1 million, or $0.77 per diluted share, in the prior-year period. Included in the net loss for the six-month period is a special item totaling $1.4 million after tax, or $0.10 per share, for a product liability settlement recorded in the fiscal 2017 second quarter. Year to date, the company’s net sales totaled $269.5 million versus $345.5 million in the year-ago first six months.

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Business Line Results

ATVs/ROVs – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and recreational off-highway vehicles (ROVs) in the 2017 second quarter totaled $44.0 million, down 37.8 percent compared to prior-year sales of $70.8 million. Year-to-date sales totaled $87.8 million, down 29 percent from $123.6 million in the prior-year first half.

Metz stated: “Faced with a weak powersports market impacted by macroeconomic trends in the oil, gas and agricultural sectors, our sales in the second quarter and year to date are lower than we expected and our dealer inventory levels remain higher than we would like. Despite our challenges, we are committed to reducing dealer inventory to make room for our exciting and innovative new products slated to hit the market over the next 12 months. We are making tremendous progress on multiple new product initiatives and are pleased to begin delivering ROV models designed in partnership with Robby Gordon. We are on track to introduce three new ATV/ROV product waves this fiscal year. Two waves have been announced. We will unveil the third new product wave by late February at our dealer show.”

In early September of 2016, the company unveiled the second wave of its 2017 model year ATVs and ROVs, including new Wildcat™ X and Wildcat 4X models that feature an all-new RG™ PRO rear suspension, and a value-priced Alterra™ 300 ATV. The second wave is on top of the fiscal 2017 first quarter introduction of six all-new models, featuring the versatile and powerful HDX™ Crew six-passenger utility vehicle, the Prowler utility vehicle and the Alterra™ TRV® with 2-up passenger seating. Arctic Cat expects these exciting new products to drive topline and bottom line growth in the second half of fiscal 2017.

Snowmobiles – Snowmobile sales in the fiscal 2017 second quarter were down 12.9 percent to $95.7 million versus $109.9 million in the prior-year quarter, due to lower North American sales volumes of Arctic Cat products and an increase in incentives, partially offset by increased shipments to our OEM partner. Year-to-date snowmobile sales totaled $136.2 million, down 19 percent compared to $168.1 million in the year-ago period.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2017 second quarter were down 18.3 percent to $24.9 million versus $30.5 million in the prior-year quarter. The decline is primarily attributable to a sluggish powersports market and lower pre-season sales of snow-related items, resulting from elevated dealer inventories as a result of poor snowfall in key geographies for the past two consecutive years. Year-to-date, PG&A sales totaled $45.5 million, down 15.4 percent from $53.8 million in the first half of fiscal 2016.

Arctic Cat Reports Fiscal 2017 Second Quarter Results – Page 4

Financing Agreement

In November 2016, Arctic Cat signed a commitment letter to amend its senior secured revolving credit agreement. The amendment would extend the term of the agreement to November 2021 and permit borrowings up to $130 million year round. Arctic Cat expects the amendment to be finalized prior to December 1, 2016.

Fiscal 2017 Full-Year Outlook

Commenting on the company’s outlook, Metz stated: “We continue to face ongoing challenges in fiscal 2017, with a soft and increasingly competitive powersports marketplace, and continued headwinds from foreign currency. We are positioning Arctic Cat to capitalize on tremendous growth opportunities through new product innovation and strategic partnerships. We are highly encouraged by our progress in these areas and we expect future contributions from each. As we invest to support our strategic initiatives, we are cutting costs and manufacturing output to improve free cash flow and earnings. We believe that our balanced approach, along with our new bank agreement, will enable us to realize Arctic Cat’s long-term growth potential.”

For the fiscal year ending March 31, 2017, Arctic Cat is lowering its estimated full-year net sales and earnings range, reflecting a weakened powersports market, unfavorable macroeconomic trends, unfavorable product mix, and a highly competitive promotional environment. The company now anticipates fiscal 2017 net sales of $600 million to $640 million, and fiscal 2017 net earnings to range from a loss of $1.00 per share to $1.40 per share, which reflects a return to profitability in the second half of the fiscal year. Previously, Arctic Cat estimated its fiscal 2017 full-year net earnings to range from a loss of $0.70 per share to a loss of $1.00 per share. Continued foreign currency exchange headwinds in fiscal 2017, driven by the year-over-year impact of foreign currency exchange hedge losses, are estimated to reduce net earnings in the range of $0.44 to $0.47 per share compared to fiscal 2016. For the prior fiscal 2016 full year, the company’s loss per share totaled $0.71 on net sales of $632.9 million.

Arctic Cat’s fiscal 2017 financial outlook includes the following assumptions:

•	ATV/ROV wholesale sales flat to down mid-single digits; snowmobile sales flat to down high-single digits; and PG&A sales flat to up single digits;

•	Neutral to slightly negative foreign currency impact on sales for the full year of $1 million or less, assuming an average Canadian dollar of $1.31 for fiscal 2017, which reflects an average rate of $1.33 for the second half of fiscal 2017, compared to an average rate in fiscal 2016 of $1.31;

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•	Negative foreign currency exchange hedge losses for the full year in the range of $1.5 million to $2.5 million, versus foreign currency exchange hedge gains of $7.6 million in fiscal 2016, are expected to result in a net year-over-year increase in operating expenses of $9 million to $10 million. The company estimates that 70 percent of the net Canadian dollar exposure is hedged at an average rate of $1.33 for the balance of fiscal 2017;

•	Gross margin in the range of approximately 13.5 percent to 15.0 percent, with the lower end of the range reflecting continued elevated promotional incentives in the second half of the fiscal year;

•	R&D expense of approximately 5.0 percent of sales, as the company continues to ramp up its investment in end-user focused new products, including products to support our new strategic partnerships; and

•	Capital expenditures in the range of $30 million to $35 million.

Added Metz: “We remain focused this fiscal year on rebuilding and repositioning the company for a return to long-term growth when macroeconomic conditions improve. We are confident in our long-term strategic plans to turn the business around.”

Conference Call

Arctic Cat will host a conference call and webcast, accompanied by a slide presentation, at 10 a.m. CT (11 a.m. ET) today to discuss its fiscal 2017 second-quarter results. To listen to the conference call by phone, dial 800-768-6570 in the U.S. and Canada, or 785-830-1942 internationally. The conference ID number is 3585182. A replay will be available until Wednesday, November 16, 2016, at 888-203-1112. To access the slide presentation, live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases, investor presentations and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that

Arctic Cat Reports Fiscal 2017 Second Quarter Results – Page 6

reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2017 outlook, business strategy, strategic partnerships, performance opportunities, expected inventory reductions, product introductions and demand, expected expenses, market position, and the impact of foreign currency exchange rates. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2016, under heading “Item 1A. Risk Factors” and factors described in the company’s subsequent filings with the Securities and Exchange Commission. The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2017 Second Quarter Results – Page 7

ARCTIC CAT INC.

Financial Highlights

($ in thousands, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended September 30,		Six Months Ended September 30,
Statements of Operations:	2016	2015	2016	2015
Net Sales
Snowmobile and ATV/ROV units	$139,702	$180,676	$223,979	$291,781
Parts, garments and accessories	24,908	30,481	45,503	53,757

Total net sales	164,610	211,157	269,482	345,538
Cost of Goods Sold
Snowmobile and ATV/ROV units	133,269	147,739	213,947	244,696
Parts, garments and accessories	17,798	19,500	30,235	34,362

Total cost of goods sold	151,067	167,239	244,182	279,058

Gross Profit	13,543	43,918	25,300	66,480
Operating Expenses
Selling and marketing	11,188	11,842	20,380	20,797
Research and development	8,421	6,222	16,279	12,225
General and administrative	13,035	7,202	25,050	16,353

Total operating expenses	32,644	25,266	61,709	49,375

Operating Profit (Loss)	(19,101)	18,652	(36,409)	17,105
Other Income (Expense)
Interest income	23	12	25	12
Interest expense	(457)	(394)	(669)	(508)

Total other expense	(434)	(382)	(644)	(496)

Earnings (Loss) Before Income Taxes	(19,535)	18,270	(37,053)	16,609
Income Tax Expense (Benefit)	(6,762)	7,099	(13,728)	6,494

Net Earnings (Loss)	$(12,773)	$11,171	$(23,325)	$10,115

Net Earnings (Loss) Per Share
Basic	$(0.98)	$0.86	$(1.79)	$0.78

Diluted	$(0.98)	$0.85	$(1.79)	$0.77

Weighted Average Shares Outstanding:
Basic	13,048	12,985	13,047	12,972

Diluted	13,048	13,145	13,047	13,149

	September 30,
Selected Balance Sheet Data:	2016	2015
Cash and cash equivalents	$9,151	$10,713
Accounts receivable, net	93,321	68,225
Inventories	195,703	171,267
Total assets	417,910	340,422
Total current liabilities	183,626	131,182
Long-term debt	73,857	15,794
Shareholders’ equity	147,271	190,380

Arctic Cat Reports Fiscal 2017 Second Quarter Results – Page 8

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Product Line Data:	2016	2015	Change	2016	2015	Change
Snowmobiles	$95,685	$109,918	(12.9)%	$136,222	$168,149	(19.0)%
ATV/ROV	44,017	70,758	(37.8)%	87,757	123,632	(29.0)%
Parts, garments and accessories	24,908	30,481	(18.3)%	45,503	53,757	(15.4)%

Total net sales	$164,610	$211,157	(22.0)%	$269,482	$345,538	(22.0)%

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